December 3, 2008
Filed Under Rule 433
Registration No. 333-136265
Final Term Sheet
$1,500,000,000
Caterpillar Inc.

7.000% Notes due 2013
7.900% Notes due 2018
8.250% Debentures due 2038

Issuer:	Caterpillar Inc.

Securities:	7.000% Notes due 2013 7.900% Notes due 2018 8.250% Debentures due 2038

Size:	$350mm for 7.000% Notes due 2013 $900mm for 7.900% Notes due 2018 $250mm for 8.250% Debentures due 2038

Maturity:	December 15, 2013 for 7.000% Notes due 2013 December 15, 2018 for 7.900% Notes due 2018 December 15, 2038 for 8.250% Debentures due 2038

Coupon:	7.000% for Notes due 2013 7.900% for Notes due 2018 8.250% for Debentures due 2038

Price to Public:	99.976% for Notes due 2013 99.832% for Notes due 2018 99.238% for Debentures due 2038

Yield to Maturity:	7.005% for Notes due 2013 7.924% for Notes due 2018 8.319% for Debentures due 2038

Spread to Benchmark Treasury	+ 535 basis points for Notes due 2013 + 525 basis points for Notes due 2018 + 510 basis points for Debentures due 2038

Benchmark Treasury:	UST 2.000% due November 30, 2013 UST 3.750% due November 15, 2018 UST 4.375% due February 15, 2038

Benchmark Treasury Price & Yield:	101-20 ¾: 1.655% for UST due November 30, 2013 109-11: 2.674% for UST due November 15, 2018 121-25: 3.219% for UST due February 15, 2038

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2009

Optional Redemption:
At a discount rate of Treasury plus 50 basis points for Notes due 2013
At a discount rate of Treasury plus 50 basis points for Notes due 2018
At a discount rate of Treasury plus 50 basis points for Debentures due 2038

Expected Settlement Date:	T+ 3; December 5, 2008

CUSIP:	149123 BP5 for Notes due 2013 149123 BQ3 for Notes due 2018 149123 BR1 for Debentures due 2038

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc., A by Standard & Poor’s Ratings Services and A+ by Fitch Ratings, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc.

Senior Co-Manager:	SG Americas Securities, LLC

Junior Co-Managers:	Commerzbank Capital Markets Corp.
Goldman, Sachs & Co.
Lloyds TSB Bank Plc
Mitsubishi UFJ Securities International plc
Standard Chartered Bank
BNP Paribas Securities Corp.
ING Financial Markets LLC
KBC Financial Products USA Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 (800) 294-1322 or J.P. Morgan Securities Inc. collect at 1 (212) 834-4533.